United States

Securities and Exchange Commission

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 16, 2009

MANHATTAN BANCORP

(Exact name of registrant as specified in its charter)

California	333-140448	20-5344927
(State or other jurisdiction	(Commission File No.)	(I.R.S. Employee
of incorporation or organization)		Identification No.)

2141 Rosecrans Avenue, Suite 1160

El Segundo, California 90245

(Address of principal executive offices)

(Zip code)

(310) 606-8000

(Registrant’s telephone number including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement

On September 16, 2009, Manhattan Bancorp (the “Company”) entered into a Letter Agreement (the “Repurchase Agreement”) with the United States Department of the Treasury (the “Treasury”), pursuant to which the Company repurchased all 1,700 shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Preferred Stock”), for an aggregate purchase price of $1,707,319, which includes all accrued and unpaid dividends.  Previously, on December 5, 2008, the Company issued and sold the Preferred Stock, along with a warrant to purchase 29,480 shares of the Company’s common stock, to the Treasury for an aggregate purchase price of $1,700,000.

Pursuant to the terms of the Repurchase Agreement, the Company has 15 days to deliver notice to the Treasury of its intents to repurchase the warrant.  Without timely notification, the Treasury will be permitted to liquidate the warrant.  A copy of the Repurchase Agreement is attached as exhibit 10.1 hereto and is incorporated by reference herein.

Item 8.01               Other Events

The Company issued a press release dated September 16, 2009 to announce the repurchase of the Preferred Stock from the Treasury.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01               Financial Statements and Exhibits

(d)          Exhibits

Exhibit No.	Exhibit Description

10.1	Letter Agreement, dated September 16, 2009, between the Company and the Treasury with respect to the repurchase of the Preferred Stock

99.1	Press Release, dated September 16, 2009

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MANHATTAN BANCORP

Dated: September 17, 2009	By:	/s/ Dean Fletcher
Dean Fletcher
Executive Vice President &
Chief Financial Officer